Exhibit (a)(5)(xiii)

FOR IMMEDIATE RELEASE

ICAHN AMENDS TENDER OFFER FOR LIONS GATE COMMON SHARES

New York, New York, November 30, 2010

Contact: Susan Gordon (212) 702-4309

Carl C. Icahn announced today that the offer by his affiliated entities to purchase up to all of the outstanding common shares of Lions Gate Entertainment Corp. for $7.50 per share in cash has been extended and will now expire at 11:59 p.m., Vancouver time, on December 10, 2010, unless further extended or withdrawn.

In addition, Mr. Icahn announced that the two remaining major conditions to the offer (i.e., the condition requiring that at least 50.1% of Lions Gate’s outstanding shares be tendered in the offer and the condition requiring that Lions Gate’s issuance of over 16 million shares on July 20, 2010 to a fund controlled by director Mark Rachesky be rescinded) have been waived.

Other than the existing customary conditions, the revised offer will now have only one condition – that the New York State Supreme Court shall have granted, by 11:59 p.m., Vancouver time, on December 10, 2010, the Icahn Group’s pending motion for a preliminary injunction preventing the Lions Gate shares issued on July 20, 2010 to the fund controlled by Mark Rachesky from being voted at the 2010 annual general meeting of Lions Gate shareholders.

On November 9, 2010, the New York State Supreme Court set December 3, 2010 as the date on which it will hear oral argument on the Icahn Group’s motion for a preliminary injunction prohibiting the fund controlled by Mark Rachesky from voting the Lions Gate shares it acquired on July 20, 2010 in any election of directors or other shareholder vote.

Shareholders are advised that as of the date of this announcement, Notices of Guaranteed Delivery will no longer be accepted. Any Notices of Guaranteed Delivery that were properly delivered prior to the date of this announcement shall remain valid. From the date of this announcement, the offer may be accepted only by delivering to the Depositary or the U.S. Forwarding Agent a Letter of Acceptance and Transmittal and the certificate or certificates representing the Lions Gate shares in respect of which the offer is being accepted or by following procedures for book-entry transfer of Lions Gate shares.

The terms and conditions of the tender offer are set forth in an Offer to Purchase, Letter of Transmittal and other related materials that have been distributed to holders of Lions Gate’s common shares and were filed with the SEC as exhibits to the Icahn Group’s amended Schedule TO and with the Canadian securities authorities on SEDAR. As of the close of business on November 29, 2010, 8,079,942 Lions Gate common shares had been tendered in the offer. Shareholders with questions about the tender offer may call D.F. King & Co., Inc., the Information Agent, toll-free at 800-859-8511 (banks and brokers call 212-269-5550).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT THE ICAHN GROUP HAS FILED WITH THE SEC AS EXHIBITS TO ITS AMENDED SCHEDULE TO AND WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR AND HAS DISTRIBUTED TO HOLDERS OF COMMON SHARES. HOLDERS OF COMMON SHARES SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON SHARES

MAY OBTAIN A FREE COPY OF THE AMENDED TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT THE ICAHN GROUP HAS FILED (1) WITH THE SEC AT THE SEC’S WEB SITE AT WWW.SEC.GOV AND (2) WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR AT WWW.SEDAR.COM.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. (“LIONS GATE”) FOR USE AT THE NEXT MEETING OF SHAREHOLDERS OF LIONS GATE AT WHICH INDIVIDUALS WILL BE ELECTED TO THE BOARD OF DIRECTORS OF LIONS GATE, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF LIONS GATE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM. INFORMATION RELATING TO PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED WITH THE SEC ON NOVEMBER 26, 2010.